Exhibit 99.2

The unaudited pro forma balance sheet has been filed in order to show compliance with the Nasdaq requirement that the Company maintain a minimum stockholders' equity of $2.5 million for continued listing. The unaudited pro forma results below present the Company’s balance sheet as if the acquisition of Resource Group completed on June 2, 2025 had been completed on March 31, 2025.

The Company’s independent registered public accounting firm has not conducted an audit or review of, and does not express an opinion or any other form of assurance with respect to, the pro forma balance sheet set forth below. It is possible that the Company or its independent registered public accounting firm may identify items that require the Company to make adjustments to the pro forma balance sheet set forth below.

	March 31, 2025	Proforma Adjustments	Proforma
	(Unaudited)
Assets
Current assets:
Cash	$17,540	$335,458	$352,998
Accounts receivable	-	1,506,866	1,506,866
Inventory	-	738,297	738,297
Prepaid assets and other current assets	248,811	393,234	642,045
Notes receivable	5,460,672	-	5,460,672
Current Assets	5,727,023	2,973,855	8,700,878

Assets held for sale	4,400,361	-	4,400,361
Land	1,058,680	-	1,058,680
Property and equipment, net	5,680	5,734,004	5,739,684
Project development costs and other non-current assets	96,239	-	96,239
Right of use assets	-	2,201,771	2,201,771
Equity-based investments	795,596	-	795,596
Intangible assets, net	1,022,197	13,706,868	14,29,065
Goodwill	-	6,539,074	6,539,074

Total Assets	$13,105,776	$31,155,572	$44,261,348

Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$1,824,031	$2,929,150	$4,753,180
Due to affiliates	-	2,412,241	2,412,241
Short-term notes payable, net	8,690,048	5,423,789	14,113,837
Lease liabilities	-	459,638	459,638
Deferred gain on sale	1,475,000	-	1,475,000
Total current liabilities	11,989,079	11,224,818	23,213,896

Long-term notes payable, net	815,569	9,071,002	9,886,571
Lease liabilities, net of current	-	1,767,570	1,767,570
Total liabilities	12,804,648	22,063,390	34,868,037

Stockholder’s equity:
Preferred stock, $0.001 par value,	-	1,500	1,500
Common stock, $0.001 par value	2,255	377	2,633
Additional paid-in capital	18,352,993	9,090,305	27,443,298
Treasury stock, at cost – 276,475 shares at March 31, 2025	-	-	-
Accumulated deficit	(18,219,015)	-	(18,219,015
Non-controlling interest	164,895	-	164,895
Total stockholder’s equity	301,128	9,092,182	9,393,311
Total Liabilities and Stockholder’s Equity	$13,105,776	$31,155,572	$44,261,348